FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.
David Johnson                    Cynthia Georgeson
VP & Chief Financial Officer            VP - Worldwide Communication
262-631-6600                       262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2006 FIRST QUARTER RESULTS

RACINE, WISCONSIN, January 26, 2006……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced net sales of $72.6 million for the first quarter ended December 30, 2005, a decrease of 3% compared to $75.0 million for the prior year quarter. Net income was slightly down year-over-year with a net loss of $1.1 million this quarter versus a net loss of $1.0 million in the prior year period. Net earnings were flat at $0.12 per diluted share in both this and the prior year quarter.

FIRST QUARTER RESULTS
Quarterly sales are historically lowest during the first fiscal quarter when the Company is ramping up for the primary selling period of its seasonal outdoor recreation products. Excluding the anticipated $4.6 million decline in military tent revenue, total Company sales would have been up $2.2 million. Key changes included:

▪	Watercraft continued its positive momentum with sales 2% ahead of last year’s first quarter due to the favorable reception of new products.
▪
Marine Electronics had an 8% increase in quarterly sales due primarily to the continued growth of Humminbird®, and the acquisition of Cannon® and Bottomline® brands completed on October 3, 2005 which added $1.2 million in sales to the division during the period.

▪	Diving revenues declined 3% due to unfavorable currency translation.
▪	Outdoor Equipment revenues decreased 23% due entirely to a 29% decline in military sales from the prior year quarter.

Total Company operating loss of $0.8 million in the first quarter compared unfavorably to an operating loss of $0.1 million in the prior year quarter. Key impacts were from:

▪	The significant drop in military sales compared with the prior year quarter, resulting in a $1.8 million decline in Outdoor Equipment operating profits.
▪	Increased spending in R&D and marketing in Marine Electronics, which has now fully integrated the Cannon® and Bottomline® brands.

The Company reported a net loss during the seasonally slow first quarter of $1.1 million or $0.12 per diluted share. This compares to a net loss of $1.0 million, or $0.12 per diluted share, in the same quarter last year. The Company’s tax rate was 38.7% versus 1.4% in the prior year quarter due to the non-deductibility of expenses associated with the terminated buy-out proposal in the prior year quarter.

“While first quarter results are not indicative of the year’s overall performance, we are very pleased with the favorable reception to-date for our 2006 new product line-up. Overall, about a third of total Company net sales this quarter came from new products in our core consumer brands, which is helping to offset the anticipated decline in the non-core military segment. We have built capability and capacity to strengthen operations, and a healthy new product pipeline to help drive profitable growth and enhance long-term shareholder value. I remain excited about the future of Johnson Outdoors,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Importantly, our strong cash position continues to enable us to capitalize on strategic growth opportunities when they arise, such as the acquisition of Cannon® and Bottomline® brands this quarter. We added brands and sales without adding complexity or infrastructure ensuring a rapid and efficient integration to better capture and maximize existing synergies.”

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 29% at the end of the quarter versus 25% at December 31, 2004. Debt, net of cash, was $20.6 million at the end of this quarter versus $19.8 million in the prior year quarter. Depreciation and amortization was $2.2 million year-to-date, slightly lower than last year’s $2.6 million in the first quarter. Capital spending totaled $1.5 million in the quarter compared with $1.7 million in the same period last year.

“A healthy balance sheet and solid cash position give us a strong financial foundation on which to build as we enter our main selling season. Strict inventory management is a key focus across all divisions, which, aided in part by favorable currency translation, resulted in a $2.8 million reduction in total Company inventory this quarter despite the addition of the Cannon® and Bottomline® brand assets. Overall, currency translation had a net unfavorable impact on sales of -1.4% and a negligible unfavorable impact on profit. While the prior year quarter included $0.9 million of expenses associated with the terminated buy-out proposal, there were no one-time items that had a material impact on earnings this quarter,” said David W. Johnson, Vice President and Chief Financial Officer.

MILITARY UPDATE
The quarterly decline in military sales is consistent with the Company’s stated projections throughout fiscal 2004 and 2005. No military tent orders or contracts were received during the first quarter of fiscal 2006. At this time, the Company continues to expect fiscal 2006 military sales to be in the $30 - $40 million range.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights. The Company’s new product designers utilize sophisticated, rapid-prototyping technology to ensure continuous consumer feedback from product concept to commercialization. Smart innovation also delivers meaningful results, with new products this quarter representing about a third of total Company revenue. This was led by the Marine Electronics and Watercraft divisions, both of which reported about 40% of net sales from new products, such as:

▪
The new Humminbird® 700 and 300 series of products, both offering higher resolution screen technology, and new industrial design housing for easy dashboard mounting to enhance the appeal in the OEM channel (boat manufacturers). Unique to the 700 series is Hemispherical Viewing™ technology that provides crystal clear, page-like viewing from every angle and in every level of sunlight.

▪
The Old Town® Dirigo™, named 2005 recreational kayak of the year by Paddler Magazine, generated 25% of the brand’s kayak sales in fiscal 2005 and production capacity has been increased this year to keep up with the continued high consumer demand. Two new additions to the Necky® Manitou™ series of touring kayaks are generating excitement in the marketplace: a 14-footer for greater stability for beginning paddlers, and the Manitou II™, the first tandem kayak in the series.

WEBCAST
The Company will host a conference call and audio web cast on Thursday, January 26, 2006 at 10:00 a.m. Central Time. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 86959537. The replay will be available through February 2, 2006 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The Company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak® and Necky® kayaks; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird®, Bottomline® and Fishin’ Buddy® fishfinders; Scubapro® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.

Visit us on line at http:// www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; events related to the terminated Buy-Out transaction; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- - - FINANCIAL TABLES FOLLOW - - -

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED
	Dec 30 2005	Dec 31 2004
Net sales	$72,563	$74,982
Cost of sales	43,134	44,710
Gross profit	29,429	30,272
Operating expenses	30,241	30,347
Operating loss	(812)	(75)
Interest expense, net	903	1,090
Other expenses (income), net	69	(119)
Loss before income taxes	(1,784)	(1,046)
Income tax benefit	(690)	(15)
Net loss	$(1,094)	$(1,031)
Net loss basic and diluted per common share	$(0.12)	$(0.12)
Diluted average common shares outstanding	8,977	8,599
Segment Results
Net sales:
Marine electronics	$29,974	$27,851
Outdoor equipment	14,524	18,851
Watercraft	12,284	12,066
Diving	15,818	16,324
Other/eliminations	(37)	(108)
Total	$72,563	$74,982
Operating profit (loss):
Marine electronics	$2,416	$2,887
Outdoor equipment	1,648	3,408
Watercraft	(2,491)	(2,819)
Diving	66	(136)
Other/eliminations	(2,451)	(3,415)
Total	$(812)	$(75)
Balance Sheet Information (End of Period)
Cash and short-term investments	$45,206	$34,980
Accounts receivable, net	62,465	57,736
Inventories, net	62,704	65,523
Total current assets	184,353	177,095
Total assets	286,247	278,117
Short-term debt	45,000	17,024
Total current liabilities	91,713	64,508
Long-term debt	20,800	37,800
Shareholders’ equity	163,918	168,259

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